Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION

Contact:	John Sullivan
Executive Vice President
Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
(212) 704-9727

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2004 RESULTS

Reports Earnings of $0.07 Per Share Versus a $0.13 Loss Per Share in the Prior Period

Company Raises Fiscal Year Guidance

Albany, NY, May 13, 2004 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales of $304.5 million for the first quarter ended May 1, 2004, an increase of 11% from $273.4 million in the same period last year. For the first quarter of 2004, net income was $2.5 million, or $0.07 per diluted share, compared to a net loss of $5.1 million, or $0.13 per diluted share, in the first quarter of 2003. Net income includes an extraordinary gain of $418 thousand or $0.01 per share arising from the acquisition of the Wherehouse Entertainment Stores last year.  Comparable store sales in the first quarter of 2004 were up 2%.

“Our solid first quarter financial results demonstrate the success of our business model and reflect improvements across the industry,” commented Robert J. Higgins, Trans World’s Chairman and Chief Executive Officer.  “The positive same store sales in the first quarter represented the third consecutive quarter of comparable store sales increases.  This quarter we saw further improvement in the music and video categories and we anticipate a strong flow of quality new releases in the second quarter as well.  Trans World’s position as the premier total entertainment destination and the strength of the FYE brand will allow us to capitalize on future opportunities within the marketplace.”

Gross profit as a percentage of sales for the first quarter of 2004 was 37.2% versus 35.7% in the first quarter of fiscal 2003.  SG&A as a percentage of sales was 33.2 % compared to 35.1% last year.

“We expect second quarter comparable store sales to remain positive as a result of improved music and video releases and our continued strategic merchandising, marketing and branding efforts.” concluded Mr. Higgins.

Based on the improved earnings forecast for the first half of the year, the Company now expects income before extraordinary gain to be in the range of $0.65 to $0.70 per share for fiscal 2004, up from the previously announced range of $0.55 to $0.60 per share.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates over 850 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended
	May 1, 2004	% to Sales	May 3, 2003	% to Sales

Sales	$304.5		$273.4

Cost of sales	191.2	62.8%	175.8	64.3%
Gross profit	113.3	37.2%	97.6	35.7%

Selling, general and administrative expenses	101.2	33.2%	96.1	35.1%

Depreciation and amortization	8.5	2.8%	9.8	3.6%
Income / (Loss) from operations	3.6	1.2%	(8.3)	-3.0%

Interest expense	0.3	0.1%	0.2	0.1%

Income / (Loss) before income taxes and extraordinary gain - unallocated negative goodwill	3.3	1.1%	(8.5)	-3.1%
Income tax expense (benefit)	1.2	0.4%	(3.4)	-1.2%

Income / (Loss) before extraordinary gain - unallocated negative goodwill	2.1	0.7%	(5.1)	-1.9%
Extraordinary gain - unallocated negative goodwill, net of income taxes	0.4	0.1%	—	0.0%

NET INCOME / (LOSS)	$2.5	0.8%	$(5.1)	-1.9%

Basic income / (loss) per common share:
Income / (Loss) per share before extraordinary gain - unallocated negative goodwill	$0.06		$(0.13)

Extraordinary gain - unallocated negative goodwill, net of income taxes	0.01		—

Basic income / (loss) per share	$0.07		$(0.13)

Weighted average number of common shares outstanding - basic	36.0		38.9

Diluted income / (loss) per common share:
Income / (Loss) per share before extraordinary gain - unallocated negative goodwill	$0.06		$(0.13)

Extraordinary gain - unallocated negative goodwill, net of income taxes	0.01		—

Diluted income / (loss) per share	$0.07		$(0.13)

Weighted average number of common shares outstanding -diluted	37.6		38.9

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

Cash and cash equivalents	$88.5		$62.0
Merchandise inventory	442.6		401.7
Fixed assets (net)	126.0		147.5
Accounts payable	243.0		222.2
Long-term debt, less current portion	7.4		7.8

Stores in operation	859		843